Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275117

PROSPECTUS SUPPLEMENT NO. 8

(to Prospectus dated November 22, 2023)

Scilex Holding Company

Up to 13,474,683 Shares of Common Stock

This prospectus supplement supplements the prospectus dated November 22, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-275117). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 27, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time by the selling stockholders named in the Prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Stockholders”) of up to an aggregate of 13,474,683 shares (the “Resale Shares”) of our common stock, par value $0.0001 per share (“Common Stock”), consisting of:

(i) up to 474,683 shares of Common Stock (the “HB Shares”), of which 161,392 shares of Common Stock are held by Cove Lane Onshore Fund, LLC (“Cove Lane”) and 313,291 shares of Common Stock are held by HBC Investments LLC (“HBC”), in each case issued on September 25, 2023, pursuant to the Settlement Agreement (as defined and described below); and

(ii) up to 13,000,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock, having an exercise price of $0.01 per share (such shares issuable upon exercise, the “Penny Warrant Shares” and such warrants, the “Penny Warrants”), issued to Oramed Pharmaceuticals Inc. (“Oramed”) pursuant to the Scilex Oramed SPA (as defined and described below).

On September 21, 2023, we entered into, and consummated the transactions contemplated by that certain Securities Purchase Agreement, dated as of such date, between us and Oramed (the “Scilex-Oramed SPA”). Pursuant to the Scilex-Oramed SPA, among other things, on September 21, 2023, we (i) issued to Oramed (A) a senior secured promissory note due 18 months from the date of issuance in the principal amount of $101,875,000 (the “Oramed Note”), (B) a warrant to purchase up to an aggregate of 4,500,000 shares of Common Stock (the “Closing Penny Warrant”), with an exercise price of $0.01 per share and restrictions on exercisability (as more fully described elsewhere in the Prospectus), and (C) warrants to purchase up to an aggregate of 8,500,000 shares of Common Stock (the “Subsequent Penny Warrants” and together with the Closing Penny Warrant, the “Penny Warrants”), each with an exercise price of $0.01 per share and each with restrictions on exercisability (as more fully described elsewhere in the Prospectus), and (ii) caused certain outstanding warrants to purchase up to an aggregate of 4,000,000 shares of Common Stock, with an exercise price of $11.50 per share, that we acquired from Sorrento pursuant to the Sorrento SPA (as defined and described elsewhere in the Prospectus) to be transferred to Oramed (the “Transferred Warrants”). See the section in the Prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Transactions with Oramed Pharmaceuticals Inc. and Sorrento Therapeutics, Inc.” for additional information regarding the Scilex-Oramed SPA and transactions related thereto.

On September 15, 2023, we entered into that certain Settlement Agreement (the “Settlement Agreement”) with Cove Lane, HBC and Hudson Bay Capital Management LP (“Hudson Bay” and collectively with Cove Lane and HBC, the “Hudson Bay Parties” and each a “Hudson Bay Party”) in connection with a previously contemplated financing with the Hudson Bay Parties. The HB Shares were issued to Cove Lane and HBC pursuant to the Settlement Agreement. See the section in the Prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Settlement Agreement” for additional information.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On March 26, 2024, the last reported sales price per share of our Common Stock was $1.51.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 17 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 27, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2024

SCILEX HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-39852	92-1062542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 516-4310

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01.	Other Events.

On March 27, 2024, Scilex Holding Company (the “Company”) issued a press release announcing that the U.S. Bankruptcy Court for the Southern District of Texas (the “Court”) has extended the expiration of the restrictions on transfer of the shares of the Company’s common stock that were previously distributed by Sorrento Therapeutics, Inc. (“Sorrento”), the Company’s former controlling stockholder, to Sorrento’s stockholders as a dividend on January 19, 2023 (the “Dividend Stock”). Such lock-up period was previously set to expire on March 31, 2024. On March 26, 2024, the Court approved a motion to extend the lock-up period of the Dividend Stock to September 30, 2024 (subject to certain qualifications as set forth in the press release). A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated March 27, 2024.

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCILEX HOLDING COMPANY

By:	/s/ Jaisim Shah
Name:	Jaisim Shah
Title:	Chief Executive Officer and President

Date: March 27, 2024

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Exhibit 99.1

FOR IMMEDIATE RELEASE March 27, 2024

Scilex Holding Company Announces that the U.S. Bankruptcy Court has Extended the Lockup Period on Shares of Scilex Stock Previously Distributed by Sorrento to its Stockholders as a Dividend

PALO ALTO, CALIFORNIA – March 27, 2024 (GLOBE NEWSWIRE) - Scilex Holding Company (Nasdaq: SCLX, “Scilex”), an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid pain management products for the treatment of acute and chronic pain, today announced that the U.S. Bankruptcy Court for the Southern District of Texas (the “Court”) has extended the expiration of the restrictions on transfer of the shares of common stock of Scilex that were previously distributed by Sorrento Therapeutics, Inc. (OTC: SRNEQ, “Sorrento”), Scilex’s former controlling stockholder, to Sorrento’s stockholders as a dividend on January 19, 2023 (the “Dividend Stock”). Such lock-up period was previously set to expire on March 31, 2024. On March 26, 2024, the Court approved a motion to extend the lock-up period of the Dividend Stock to the earlier of (i) September 30, 2024 or (ii) the date on which Sorrento and its Official Committee of Unsecured Creditors agree in writing or on the record in Sorrento’s chapter 11 cases certain claims that may be asserted in potential litigation to avoid Sorrento’s distribution of Dividend Stock and to recover such Dividend Stock (the “Stock Clawback Claims”) should not be pursued, or on such date that the Court deems just and proper. The Court did not make any determination regarding the merits of the Stock Clawback Claims.

Accordingly, any shares of the Dividend Stock (including any such shares held by brokerage firms) may not be sold, transferred or otherwise disposed of and the holders of Dividend Stock would be prohibited from causing or encouraging any third party to do the same. The foregoing extension shall apply only to the Dividend Stock and does not apply to any other outstanding securities of Scilex.

To review the Court order, please click the link here.

About Scilex Holding Company

Scilex Holding Company is an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid pain management products for the treatment of acute and chronic pain. Scilex targets indications with high unmet needs and large market opportunities with non-opioid therapies for the treatment of patients with acute and chronic pain and are dedicated to advancing and improving patient outcomes. Scilex’s commercial products include: (i) ZTlido® (lidocaine topical system) 1.8%, a prescription lidocaine topical product approved by the U.S. Food and Drug Administration (the “FDA”) for the relief of neuropathic pain associated with postherpetic neuralgia, which is a form of post-shingles nerve pain; (ii) ELYXYB®, a potential first-line treatment and the only FDA-approved, ready-to-use oral solution for the acute treatment of migraine, with or without aura, in adults; and (iii) Gloperba® , the first and only liquid oral version of the anti-gout medicine colchicine indicated for the prophylaxis of painful gout flares in adults, expected to launch in the first half of 2024.

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In addition, Scilex has three product candidates: (i) SP-102 (10 mg, dexamethasone sodium phosphate viscous gel) (“SEMDEXATM” or “SP-102”), a novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica for which Scilex has completed a Phase 3 study and has granted Fast Track status from the FDA in 2017; (ii) SP-103 (lidocaine topical system) 5.4%, (“SP-103”), a next-generation, triple-strength formulation of ZTlido, for the treatment of chronic neck pain and for which Scilex has recently completed a Phase 2 trial in low back pain. SP-103 has granted Fast Track status from the FDA in low back pain; and (iii) SP-104 (4.5 mg, low-dose naltrexone hydrochloride delayed-release capsules) (“SP-104”), a novel low-dose delayed-release naltrexone hydrochloride being developed for the treatment of fibromyalgia, for which Phase 1 trials were completed in the second quarter of 2022 and a Phase 2 clinical trial is expected to commence in 2024.

Scilex Holding Company is headquartered in Palo Alto, California.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting concerning the matters discussed in this press release contain forward-looking statements related to Scilex and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding any early expiration of the restrictions on transfer of the Dividend Stock, Scilex’s expectation to launch Gloperba® in the first half of 2024 and plans to initiate a Phase 2 clinical trial in 2024 for SP-104.

Risks and uncertainties that could cause Scilex’s actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: risks associated with the unpredictability of trading markets and whether a market will be established for Scilex’s common stock; general economic, political and business conditions; risks related to COVID-19 (and other similar disruptions); the risk that the potential product candidates that Scilex develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; risks relating to uncertainty regarding the regulatory pathway for Scilex’s product candidates; the risk that Scilex will be unable to successfully market or gain market acceptance of its product candidates; the risk that Scilex’s product candidates may not be beneficial to patients or successfully commercialized; the risk that Scilex has overestimated the size of the target patient population, their willingness to try new therapies and the willingness of physicians to prescribe these therapies; risks that the outcome of the trials and studies for SP-102, SP-103 or SP-104 may not be successful or reflect positive outcomes; risks that the prior results of the clinical and investigator-initiated trials of SP-102 (SEMDEXA™), SP-103 or SP-104 may not be replicated; regulatory and intellectual property risks; and other risks and uncertainties indicated from time to time and other risks described in Scilex’s most recent periodic reports filed with the Securities and Exchange Commission, including Scilex’s Annual

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Report on Form 10-K for the year ended December 31, 2023, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and Scilex undertakes no obligation to update any forward-looking statement in this press release except as may be required by law.

Contacts:

Investors and Media

Scilex Holding Company

960 San Antonio Road

Palo Alto, CA 94303

Office: (650) 516-4310

Email: investorrelations@scilexholding.com

Website: www.scilexholding.com

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SEMDEXA™ (SP-102) is a trademark owned by Semnur Pharmaceuticals, Inc., a wholly-owned subsidiary of Scilex Holding Company. A proprietary name review by the FDA is planned.

ZTlido® is a registered trademark owned by Scilex Pharmaceuticals Inc., a wholly-owned subsidiary of Scilex Holding Company.

Gloperba® is the subject of an exclusive, transferable license to use the registered trademark by Scilex Holding Company.

ELYXYB® is a registered trademark owned by Scilex Holding Company.

All other trademarks are the property of their respective owners.

© 2024 Scilex Holding Company All Rights Reserved.

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